Exhibit 10.21

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 23rd day of January, 2007 (the “Effective Date”), by and between SCIENT’X S.A., a company incorporated under the laws of France, company number : Versailles B 348 366 733, having its head office located in Bâtiment Calypso- Parc Ariane 3-5 rue Alfred Kastler, 78284 Guyancourt cedex, FRANCE, represented by Mr Olivier Carli, Chairman, and hereafter called ‘SCIENT’X’, and ALPHATEC SPINE INC., a California corporation (Employer Identification Number 33-0412288) with head offices located at 2051 Palomar Airport Road, Suite 100, Carlsbad, California, U.S.A., represented by Mr. John Foster and hereafter called “Licensee”.

RECITALS

A. SCIENT’X is engaged in the development and production of orthopaedic implants, and especially spinal implants, has a knowledge and know-how in this area, and is producing and marketing products based on the three patents set forth in the Exhibit A hereto, all of these patents being authorised in the Territory, and hereinafter all together called the ‘Patents.’

B. Licensee, is engaged in the business of the development, manufacturing, sale and marketing of spinal products and medical devices, and has experience and skills to promote the sale of the products in the Territory. Licensee wishes to acquire from SCIENT’X the right to carry on such business.

C. SCIENT’X is willing to broaden the market for its products by granting to Licensee the right for the Licensee to exploit the Patents to produce, sell, market and distribute Licensed Products in the Territory (as set forth on Exhibit B attached hereto), and Licensee wishes to acquire, such non exclusive license in the Territory.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, SCIENT’X and Licensee hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth below.

1.1 Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, is controlled by or is under common control with Licensee. The term “control” as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

1.2 Medical Devices. The term “Medical Devices,” individually, or collectively, shall mean any one or more product, device, method, procedure, material, or element utilized by the surgeons, in order to repair, cure or reinforce the patient’s spine.

1.3 Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of SCIENT’X or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement, including without limitation, the terms of this Agreement. Information shall not be considered confidential to the extent that it:

a. is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

b. was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party’s employees); or

c. is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

d. has been published by a third party as a matter of right.

1.4 Field. The term “Field” shall mean disorders of the human spine.

1.5 Licensed Product. The term “Licensed Product” shall mean any product which cannot be developed, manufactured, offered to sale, used or sold without (i) infringing one or more claims under SCIENT’X Patent Rights; or (ii) utilizing any part of SCIENT’X Technology not otherwise includable within SCIENT’X Patent Rights.

1.6 Net Sales. The term “Net Sales” shall mean the end user gross amount received by Licensee upon payment of invoice, or its Affiliates and sublicensees, or any of them, on all sales of Licensed Products, less (i) discounts actually allowed; (ii) credits for claims, allowances, retroactive price reductions or returned goods; (iii) prepaid freight; (iv) sales taxes or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what are commonly known as income taxes and value-added taxes); and (v) refunds or rebates actually paid. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated and payment received by Licensee, or its Affiliates and sublicensees or any of them. Sales of Licensed Products by Licensee, or an Affiliate or sublicensee of Licensee to any Affiliate or sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates or sublicensees of Licensee to unrelated parties shall be deemed Net Sales hereunder.

1.7 SCIENT’X Patent Rights. The term “SCIENT’X’ Patent Rights” shall mean rights arising out of or resulting from any and all U.S. and foreign patent applications and patents, here above called, the Patents; including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts, so long as said patents have not been held invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

1.8 SCIENT’X Technology. The term “SCIENT’X Technology” shall mean so much of the technology specifically related to the products listed on Exhibit A attached hereto as is proprietary to SCIENT’X together with materials, information and know-how related thereto whether or not the same is eligible for protection under the patent laws of the United States or elsewhere, and whether or not any such processes and technology, or information related thereto, would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition.

1.9 Control or Controlled. The term “Control” of “Controlled” shall mean with respect to any intellectual property right, the possession by a party of the ability to grant a license or sublicense of such intellectual property as provided for herein without violating the terms of any arrangement or agreements between such party and any third party.

2. License Terms and Conditions.

2.1 Grant of License. SCIENT’X hereby grants to Licensee a non exclusive license in the Territory, including the right to sublicense, under SCIENT’X Patent Rights as specified in Exhibit A and the SCIENT’X Technology, to make, to have made, to import, to use, to offer for sale (including offers for sale made by Licensee’s third-party agents), and to sell (including sales made by Licensee’s third-party agents) Licensed Products in the Field, subject to the terms of this Agreement. The parties agree that this grant of license shall not affect the rights of SCIENT’X to develop, manufacture, market and sell its products either by itself or through its distribution agents.

2.2 Initial License Fee. In partial consideration for the non exclusive license granted pursuant to Section 2.1 hereof, Licensee shall pay to SCIENT’X a non-refundable license fee upon execution of this Agreement in the amount of two million euros (€2,000,000) (the “Initial License Fee”). The Initial License Fee described in this Section is consideration for the grant and continuation of the license hereunder, and SCIENT’X shall have no obligation to return any portion of such the Initial License Fee, notwithstanding any failure by Licensee to develop any Licensed Product or market any Licensed Product commercially, and notwithstanding the volume of sales of any such Licensed Product.

2.3 [***] SCIENT’X agrees that during the time period beginning on the Effective Date and ending [***] years thereafter, that it shall not enter any into a licensing or similar transaction related to the SCIENT’X Patents on better financial terms than those set forth in this Agreement, provided that such restriction shall not be of any force and effect in connection with or following the transfer or sale of all or substantially all of SCIENT’X’s assets or business related to this Agreement, or in the event of SCIENT’X’s merger, consolidation, change in control or similar transaction.

2.4 Royalties

2.4.1 Percentage Royalty. In addition to the payment described in Section 2.2 above, Licensee agrees to pay Licensor during the term of this Agreement a royalty for each Licensed Product sold by Licensee or its sublicensees (but not more than one royalty for each Licensed Product) of [***]%) of the Net Sales of Licensed Product in the Territory.

Licensee’s obligation to pay royalties hereunder shall cease upon the earlier of (i) the expiration of the Patents or (ii) the termination of this Agreement (the “Royalty Term”). The Patents shall be deemed to have expired upon the non-payment of the maintenance fee, upon the judgment of invalidity or unpatentability by a court or administrative agency of competent jurisdiction from which no appeal is taken or can be taken or upon expiration of the term of the Patents

At the time Licensee delivers the accounting statement required by Section 2.9 below, Licensee shall simultaneously pay to Licensor a sum equal to the aggregate payment due based on the information contained in such accounting statement and consistent with this Agreement.

2.4.2 Minimum Royalty. Licensee shall pay to SCIENT’X, as a minimum annual royalty for the twelve (12) month period beginning with the commencing date of this Agreement, [***]€[***][***] euros, and the amount of the minimum annual royalty payable for each of the [***] subsequent twelve (12) month periods during the term hereof shall be [***]€[***] euros. Any percentage royalties earned and paid to SCIENT’X pursuant to Section 2.4.1 hereof for any twelve (12) month period shall be credited against the minimum royalty payable for such period, and the payment of any shortfall between actual royalties paid and the minimum annual royalty applicable to such twelve (12) month period shall be payable to SCIENT’X within sixty (60) days after the last day of such twelve (12) month period.

2.4.3 One Royalty. Only one royalty, calculated at the highest applicable royalty rate under this Section 2, shall be payable to SCIENT’X hereunder for each sale of a Licensed Product.

2.5 Quarterly Payments.

2.5.1 Sales by Licensee. With regard to Net Sales made by Licensee or its Affiliates, royalties shall be payable by Licensee quarterly, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products in the Territory during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made.

2.5.2 Sales by Sublicensees. With regard to Net Sales made by sublicensees- only when such sublicense are expressly agreed by SCIENT’X of Licensee or its Affiliates, royalties shall be payable by Licensee quarterly, within ninety (90) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products by such sublicensee during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made by such sublicensee.

2.6 Term of License. Unless terminated sooner in accordance with the provisions of this Agreement, the term of this license is [***] years and shall expire when the last of the royalty obligations set forth has expired.

2.7 Sublicense. Licensee shall no grant sublicense without SCIENT’X’s prior written agreement, provided that Licensee shall be entitled to allow its third party distribution agents to market and sell the Licensed Products without obtaining the approval of SCIENT’X.

2.8 Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Product shall terminate with the expiration of each SCIENT’X Patent Rights utilized by or in such Licensed Product, with respect to Licensed Products not utilizing any SCIENT’X Patent Rights, [***] years after the date of first commercial sale of such Licensed Product in such country.

2.9 Reports. Licensee shall furnish to SCIENT’X at the same time as each royalty payment is made by Licensee, a detailed written report of Net Sales of the Licensed Products and the royalty due and payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product basis, for the calendar quarter upon which the royalty payment is based.

2.10 Records. Licensee shall keep, and cause its Affiliates and sublicensees to keep, full, complete and proper records and accounts of all sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product to be determined. SCIENT’X shall have the right to appoint an independent certified public accounting firm approved by Licensee, which approval shall not be unreasonably withheld, to audit the records of Licensee, its Affiliates and sublicensees as necessary to verify the royalties payable pursuant to this Agreement. Any auditing firm appointed by SCIENT’X shall execute a confidentiality agreement with Licensee prior to performing such audit. Licensee, its Affiliates and sublicensees shall pay to SCIENT’X an amount equal to any additional royalties to which SCIENT’X is entitled as disclosed by the audit, plus interest thereon at the rate of one-and-one-half percent (1.5%) per month. Such audit shall be at SCIENT’X’ expense; provided, however, that if the audit discloses that SCIENT’X was underpaid royalties with respect to any Licensed Product by at least five percent (5%) for any calendar quarter, then Licensee, its Affiliates or sublicensee, as the case may be shall reimburse SCIENT’X for any such audit costs. SCIENT’X may exercise its right of audit as to each of Licensee, its Affiliates or sublicensees no more frequently than once in any calendar year. The accounting firm shall disclose to SCIENT’X only information relating to the accuracy of the royalty payments. Licensee, its Affiliates and sublicensees shall preserve and maintain all such records required for audit for a period of three (3) years after the calendar quarter to which the record applies.

2.11 Foreign Sales. Licensee shall not do sales out of the Territory, unless prior written agreement with SCIENT’X.

3. Patent Matters.

3.1 Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 3 shall control the prosecution and maintenance of any patent included within SCIENT’X Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, SCIENT’X shall direct and control (i) the preparation, filing and prosecution of the United States and foreign patent applications within SCIENT’X Patent Rights (including any interferences and foreign oppositions); and (ii) maintain the patents issuing therefrom. SCIENT’X shall select the patent attorney, subject to Licensee’s written approval, which approval shall not be unreasonably withheld. Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to SCIENT’X Patent Rights. SCIENT’X shall use its best efforts to implement all reasonable requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within SCIENT’X Patent Rights. In the event SCIENT’X fails to prosecute or maintain any of the SCIENT’X Patent Rights, Licensee shall have the right to control the prosecution and maintenance of any patent included within SCIENT’X Patent Rights and all amounts spent by the Licensee in connection with such activities shall be credited against any royalty amounts that are due.

3.2 Information to Licensee. SCIENT’X shall keep Licensee informed with regard to the patent application and maintenance processes. SCIENT’X shall deliver to Licensee copies of all patent applications, amendments, related correspondence, and other related matters.

3.3 Patent Costs. SCIENT’X shall pay for the patent’s costs.

3.4 Ownership. The patent applications filed and the patents obtained by SCIENT’X pursuant to Section 3.1 hereof shall be owned solely by SCIENT’X, assigned to SCIENT’X and deemed a part of SCIENT’X Patent Rights.

3.5 Intentionally Omitted.

3.6 Infringement Actions.

3.6.1 Prosecution and Defense of Infringements. SCIENT’X shall prosecute any and all infringements of any SCIENT’X Patent Rights and shall defend all charges of third party infringement of the SCIENT’X Patent Rights. SCIENT’X may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense and without the consent of the Licensee, provided that the Licensee’s rights under this Agreement are not affected in a materially adverse manner by such settlement, stipulated judgment or other arrangement, in which case SCIENT’X shall seek the consent of the Licensee prior to entering into such settlement, stipulated judgment or other arrangement, and Licensee shall not unreasonably withhold such consent. Licensee agrees to provide reasonable assistance of a technical nature which SCIENT’X may require in any litigation arising in accordance with the provisions of this Section 3.6.1, for which SCIENT’X shall pay to Licensee a reasonable hourly rate of compensation.

3.6.2 Allocation of Recovery. Any damages or other recovery from an infringement action undertaken by SCIENT’X pursuant to Section 3.6.1 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties on a pro rata basis in proportion to the amount that each party contributed to the costs and expenses incurred in such action. .

4. Obligations Related to Commercialization.

4.1 Licensee’s Right of First Refusal. During the term of this Agreement and for a period of six months following the expiration or termination of this Agreement (the “ROFR Period”), if SCIENT’X makes a filing to obtain government approval for the sale or marketing in the Territory of [***] (such Medical Device shall be referred to as a “ROFR Device”), SCIENT’X shall notify the Licensee within thirty (30) following such filing. Licensee shall have a right of first refusal (the “ROFR”) with respect to a license of the technology Controlled by SCIENT’X that is embodied in such ROFR Device (the “ROFR Technology”) and the Licensee shall be required to provide notice to SCIENT’X within twenty (20) days following Licensee’s receipt of SCIENT’X’s notification stating whether License is exercising its ROFR. If Licensee exercises its ROFR the parties agree to conduct good-faith negotiations for one hundred twenty (120) days from the expiration of Licensee’s twenty (20) day response period to enter into a license agreement for to the ROFR Technology. If the parties are unable to enter into an agreement during the 120-day good-faith negotiation period, SCIENT’X shall be entitled to enter into a license, sale or similar transfer agreement with a third party in connection with such ROFR Technology, provided that, prior to executing such agreement with such third party, SCIENT’X is required to make the identical offer to the Licensee, and the Licensee shall have twenty (20) days to accept such offer. If the Licensee declines to exercise its ROFR or fails to provide timely notice of exercise of its ROFR, SCIENT’X shall have no obligations to the Licensee with respect to such ROFR Technology. It is expressly agreed that such First Refusal Right is strictly limited to [***] and only applies to the first [***] of such [***].

4.2 Governmental Approvals and Marketing of Licensed Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale and use of any Licensed Product, at Licensee’s expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product. SCIENT’X agrees to provide reasonable assistance to the Licensee, at the sole cost and expense of the Licensee, with regards to the Licensee obtaining all necessary government approvals for the Licensed Products.

4.3 Indemnity. Licensee hereby agrees to indemnify, defend and hold harmless SCIENT’X and any and all co-owners of SCIENT’X Patent Rights, and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product or any claims arising from the use of any SCIENT’X Patent Rights pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of Licensee, as well as any member of the general public. Licensee shall use its best efforts to have SCIENT’X, and any and all co-owners of SCIENT’X Technology or SCIENT’X Patent Rights, and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents named as additional insured parties on any product liability insurance policies maintained by Licensee, its Affiliates and sublicensees applicable to Licensed Products. SCIENT’X hereby agrees to indemnify, defend and hold harmless Licensee and any parent from and against any liability or expense arising from any (i) material breach of this Agreement by SCIENT’X (it being understood that a breach of Section 5 shall be limited by the specific limitations contained therein), or (ii) the gross negligence or wilful misconduct of SCIENT’X.

4.4 Patent Marking. To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

4.5 No Use of Name; Labels; Trademarks The use of the name “SCIENT’X,” or any variation thereof in connection with the advertising or sale of Licensed Products is not permitted without SCIENT’X’s prior written approval.

4.6 U.S. Manufacture. To the extent required by applicable United States laws, Licensee agrees that Licensed Products will be manufactured in the United States, or its territories, subject to such waivers as may be required, or obtained, if at all, from the United States Department of Health and Human Services, or its designee. SCIENT’X agrees to provide reasonable assistance to the Licensee, at the sole cost and expense of the Licensee, with regards to the manufacturing the Licensed Products.

4.7 Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

5. Limited Warranty and Additional Covenants.

SCIENT’X hereby represents, warrants and covenants that (i) it is the sole owner of the SCIENT’X Patent Rights and that it has the exclusive right to grant a license on the Patents; (ii) it has not licensed any rights to any third party for the use of the SCIENT’X Patent Rights in the Territory, nor will it do so during the [***] after the Effective Date, provided that such [***] restriction shall not be of any force and effect in connection with or following the transfer or sale of all or substantially all of SCIENT’X’s assets or business related to this Agreement, or in the event of SCIENT’X merger, consolidation, change in control or similar transaction (iii) it has not received notification of alleged infringement by any third party in which the validity of any of the Patents owned by SCIENT’X in the Territory are challenged; (iv) it has not received written notification that legal proceedings have been commenced, or are expected to be commenced, in which there may be assertions of infringement by SCIENT’X, of the patents, trademarks or copyrights of any third party in the Territory arising out of the SCIENT’X Technology; and (v) it has full right and power to enter into this Agreement. SCIENT’X AND ANY AND ALL CO-OWNERS if any, OF SCIENT’X TECHNOLOGY OR SCIENT’X PATENT RIGHTS MAKES NO OTHER WARRANTIES CONCERNING SCIENT’X PATENT RIGHTS COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO SCIENT’X PATENT RIGHTS, SCIENT’X TECHNOLOGY OR ANY LICENSED PRODUCT. SCIENT’X AND ANY AND ALL CO-OWNERS OF SCIENT’X TECHNOLOGY OR SCIENT’X PATENT RIGHTS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF SCIENT’X PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING SCIENT’X PATENT RIGHTS COVERED BY THIS AGREEMENT.

6. Interests in Intellectual Property Rights.

6.1 Preservation of Title. SCIENT’X and any and all co-owners of SCIENT’X Patent Rights shall retain full ownership and title to SCIENT’X Patent Rights licensed hereunder and shall preserve and maintain such full ownership and title, subject to Licensee fully performing all of its obligations under this Agreement.

6.2 Royalty-free License to Improvements. Licensee shall own all improvements to the Licensed Products it creates (the “Improvements”) to the extent that such Improvements are not contained within the SCIENT’X Patents. Licensee hereby grants to SCIENT’X a nonexclusive, royalty-free license, sublicensable (within the limits imposed by this Section 6.2) to any Improvement, strictly for SCIENT’X’s non-commercial research purposes, with the right to sublicense such license to other non-profit institutions for their non-commercial research purposes.

6.3 Governmental Interest. Licensee and SCIENT’X acknowledge that SCIENT’X has received, and expects to continue to receive, funding from the United States Government in support of SCIENT’X’ research activities. Licensee and SCIENT’X acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to SCIENT’X’ obligations and the rights of the United States Government, if any, which arise or result from SCIENT’X’ receipt of research support from the United States Government, including without limitation, the grant by SCIENT’X to the United States a nonexclusive, irrevocable, royalty-free license to SCIENT’X Technology and SCIENT’X Patent Rights licensed hereunder for governmental purposes.

6.4 Reservation of Rights. SCIENT’X and any and all co-owners of SCIENT’X Patent Rights reserves the right to use for any non-commercial research purposes and the right to allow other non-profit institutions to use for any non-commercial research purposes any SCIENT’X Technology and SCIENT’X Patent Rights licensed hereunder, without SCIENT’X and any and all co-owners of SCIENT’X Technology or SCIENT’X Patent Rights or such other institutions being obligated to pay Licensee any royalties or other compensation.

7. Confidentiality and Publication.

7.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of three (3) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information; (ii) not disclose such Confidential Information to any third party without prior written consent of the other party; and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

7.2 Publications. Licensee agrees that SCIENT’X shall have a right to publish in the Territory, in accordance with its general policies. Any publications made by Licensee on SCIENT’X products in the Territory including but not limited to any scientific communication, done directly or indirectly through a non-commercial entity or educational meeting (such as Argos, Inspiration, etc), or for surgery congress, shall require SCIENT’X’ prior written approval.

7.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Announcements that are required pursuant to any applicable laws, rules and regulations, including those of applicable securities regulatory bodies, scientific publications published in accordance with Section 7.2 of this Agreement, marketing materials or similar advertisements shall not be construed as publicity governed by this Section 7.3.

8. Term and Termination.

8.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall terminate as provided in Section 2.6 hereof.

8.2 Termination Upon Default. Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of thirty (30) days after receipt of a written notice requesting the payment of such amount; and (ii) the failure of a party to perform any obligation required of it to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default. Upon the occurrence of any event of default, the non defaulting party shall deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.

Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the no defaulting party. Termination pursuant to this Section 8.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

8.3 Termination Upon Bankruptcy or Insolvency. This Agreement may be terminated by SCIENT’X giving written notice of termination to Licensee upon the filing of bankruptcy or bankruptcy of Licensee or the appointment of a receiver of any of Licensee’s assets, or the making by Licensee of any assignment for the benefit of creditors, or the institution of any proceedings against Licensee under any bankruptcy law, provided that in the case of any such proceeding that is involuntary, such proceeding is not terminated within one-hundred twenty (120) days thereafter. Termination shall be effective upon the date specified in such notice.

8.4 Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of Licensee to make any and all reports and payments for the final quarter period. Provided, however, that upon such expiration, each party shall be required to continue to abide by its nondisclosure obligations as described in Section 7.1, and each party shall continue to abide by its obligation to indemnify the other party as described in Section 4.3. In addition, Licensee shall be bound by its obligations under Section 6.2 hereof and SCIENT’X shall be bound by its obligations under Section 4.1 hereof.

8.5 Rights of Both Parties Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement by SCIENT’X pursuant to Section 8.2 or Section 8.3 prior to the regularly scheduled expiration date of this Agreement (i) the license granted hereunder shall terminate; (ii) except as otherwise provided in Section 8.6 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture or market any Licensed Product, or to otherwise use any SCIENT’X Patent Rights or any SCIENT’X Technology not otherwise includable therein; (iii) Licensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose SCIENT’X Patent Rights or any SCIENT’X Technology not otherwise includable therein; provided, however, that Licensee shall not be obligated to provide SCIENT’X with proprietary information or Improvements which Licensee can show that it independently developed.

8.6 Licensee Rights Upon SCIENT’X Termination for Default. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement by Licensee pursuant to Section 8.2 prior to the regularly scheduled expiration date of this Agreement: (i) Licensee may elect to retain a fully sublicensable and transferable, fully paid up (subject to the remainder of this Section 8.6), non-exclusive license in the Territory under the SCIENT’X Patent Rights or any SCIENT’X Technology, to make, to have made, to import, to use, to offer for sale, and to sell Licensed Products in the Field, subject to the terms of this Agreement; provided that, in the event Licensee so elects, Licensee shall pay, for the remainder of the Royalty Term, a royalty equal to the royalty rate that would otherwise apply with respect to the Licensed Product hereunder. The rights and remedies of Licensee in this Section 8.6 shall be cumulative and in addition to any other rights or remedies that may be available to the Licensee, excluding the Licensee’s right to seek repayment of the Initial License Fee in the event that the Licensee elects to use the license rights granted in this Section 8.6.

8.7 Work-in-Progress. Upon any such early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such license which remain on hand as of the date of the termination, so long as Licensee pays to SCIENT’X the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of twelve (12) months after the date of termination.

9. Purchase of SCIENT’X Products.

9.1 SCIENT’X Product Order. SCIENT’X agrees to sell and deliver to Licensee the SCIENT’X products listed on Exhibit C in the quantities and with the order dates specified thereon (the “SCIENT’X Product Order”). The per unit price for the SCIENT’X Product Order shall be equal to [***].

9.2 Regulatory Requirements. SCIENT’X shall be responsible for packaging of all SX products for commercial sale, including compliance with any regulatory related labelling and packaging requirements. Licensee shall have the identical rights to sell such SCIENT’X products as the Licensee shall have to sell the Licensed Products, provided that the Licensee shall be responsible to ensure that the SCIENT’X products, once properly labelled and packaged by SCIENT’X, are marketed, distributed and sold in compliance with all applicable regulatory laws. Licensee may reject any portion of any shipment of SCIENT’X products which is not conforming to the then-current specifications published by SCIENT’X therefor, or is misbranded or exhibits any other packaging defects. SCIENT’X warrants that to its knowledge: (i) the SCIENT’X products do not and will not infringe or constitute a misappropriation of any third party rights (including any patents, copyrights or trade secrets) anywhere in the Territory, (ii) there have been no adverse events caused by or contributed to by the SCIENT’X products, and (iii) the SCIENT’X products are and will be designed, manufactured, stored and shipped in compliance with all applicable laws, including the United States Food and Drug Administration’s current good manufacturing practices and quality system regulations.

9.3 Delivery Terms. Title and risk of loss for the shipped SCIENT’X products shall pass to Licensee upon delivery to the Licensee’s designated delivery location.

9.4 Payment Terms. In connection with the SCIENT’X products purchased pursuant to this Section 9, Licensee shall pay to Licensor (i) as consideration for the delivery of the SCIENT’X Product Order, the purchase price for the SCIENT’X products delivered within sixty (60) days of receipt of such SCIENT’X products; and (ii) as consideration for the right to sell, and distribute the SCIENT’X products in the Territory, the royalty obligation set forth in Section 2.4 upon the final end-use sale of such SCIENT’X products. For the purposes of clarity, the parties agree that the purchase price for SCIENT’X products set forth in Section 9.1 shall be paid in addition to the payment of the royalty payments set forth in Section 2.4 upon the final end-user sale of such SCIENT’X products.

9.5 Training. SCIENT’X agrees to provide reasonable assistance to the Licensee, at the sole cost and expense of the Licensee, with regards to the Licensee training its sales, clinical education and marketing departments on the use of the Licensed Products, including without limitation, using reasonable efforts to provide a surgeon champion to demonstrate the use of the SCIENT’X products in a clinical setting designated by the Licensee no less than three times in the first year following the Effective Date.

10. Assignment; Successors.

10.1 Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Licensee are void except (i) to an Affiliate of Licensee; (ii) in connection with the transfer or sale of all or substantially all of a party’s assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction; or (iii) as expressly permitted hereunder, without the prior written consent of SCIENT’X not be unreasonably withheld.

10.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of SCIENT’X and Licensee. Any such successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee.

11. General Provisions.

11.1 Independent Contractors. The relationship between SCIENT’X and Licensee is that of independent contractors. SCIENT’X and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. SCIENT’X and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

11.2 Jurisdiction, Applicable Laws and Dispute Resolution. This Agreement merges and supersedes all prior Agreements between the parties hereto. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by and shall be governed by, and construed in accordance with, the laws of Switzerland, provided that the laws if the United States shall govern any controversy or claim involving (i) the validity of the Patents; or (ii) the matters described in Section 11.9. The language of the Agreement is English. Any dispute, controversy or claim initiated by either party arising out of, resulting from or relating to this Agreement, or the performance by either party of its obligations under this Agreement (other than bona fide third party actions or proceedings filed or instituted in an action or proceeding by a third party against a party, or any dispute as to the scope or validity of the licensed SCIENT’X Patent Rights), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party.

Any such arbitration shall be conducted under the Commercial Arbitration Rules of the UNCITRAL by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in Geneva Switzerland. The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations

11.3. Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

11.4 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

11.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

11.6 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

11.7 No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

11.8 Name. Whenever there has been an assignment or a sublicense by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee or sublicensee.

11.9 U.S. Bankruptcy Code. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to

“intellectual property” as defined in Section 101 of such Code. The parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether SCIENT’X files for bankruptcy in the United States or other jurisdiction. The parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to Licensee not later than: (i) the commencement of bankruptcy proceedings against SCIENT’X, upon written request, unless SCIENT’X elects to perform its obligations under the Agreement, or (ii) upon the rejection of this Agreement by or on behalf of SCIENT’X, upon written request.

11.10 Further Assurances. Each party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.11 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, e-mail, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

Notice shall be deemed delivered upon the earlier of (i) when received; (ii) three (3) days after deposit into the mail; (iii) the date notice is sent via both recorded telefax, and e-mail; or (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above

SCIENT’X S.A.

By:	/s/ Olivier Carli
Name:	Olivier Carli
Title:	Chairman

ALPHATEC SPINE, INC.

By:	/s/ M. Ross Simmonds
Name:	M. Ross Simmonds
Title:	Senior Vice President and COO

EXHIBIT A

SCIENT’X PATENTS

Such SCIENT’X Patent Rights Controlled by SCIENT’X pertinent to the SCIENT’X “Isolock” product, an implantable intervertebral connector device, including, all derivative patent applications.

Such SCIENT’X Patent Rights Controlled by SCIENT’X pertinent to the SCIENT’X “Dynamic Rod” product, an implantable intervertebral connector device for intervertebral linkage with multidirectional controlled displacement, including, all derivative patent applications.

Such SCIENT’X Patent Rights Controlled by SCIENT’X pertinent to the SCIENT’X “Aladyn” product, a dynamic device, including, without limitation, all derivative patent applications.

EXHIBIT B

TERRITORY

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EXHIBIT C

SCIENT’X Products

Product Name	Quantity Ordered	Date of Order

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